CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184351, 333-196166, 333-223834, 333-231528, 333-265474 and 333-281104) of Luxfer Holdings PLC of our report dated February, 24th 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
February 24, 2026